Exhibit 99.1

ASCENT CAPITAL GROUP APPOINTS JEFFERY GARDNER AS CHIEF EXECUTIVE OFFICER OF MONITRONICS INTERNATIONAL

Englewood, CO - August 25, 2015 - Ascent Capital Group, Inc. ("Ascent" or the "Company") (Nasdaq: ASCMA) announced today that Jeffery Gardner has been appointed Chief Executive Officer of Monitronics International, effective September 10, 2015. Mr. Gardner will succeed Michael Haislip, who will be retiring from Monitronics as previously disclosed, but will stay on as an advisor to the Company to ensure a seamless transition.

“I am thrilled to welcome Jeff to the executive management team at Monitronics,” said Bill Fitzgerald, Ascent Chairman and Chief Executive Officer. “Jeff brings a tremendous skill set as a leader in the telecommunications industry with a focus on relevant financial and operational experiences. His understanding of subscriber focused operating businesses, expertise in building companies both organically and through acquisition, and strong financial acumen will significantly benefit the Monitronics business as we capitalize on the growth opportunities we have in front of us.

“I would like to thank Mike Haislip for his dedication and leadership over the years and we are grateful for his contributions to the Company’s success. We look forward to his continued guidance as he works with Jeff through the transition.”

Mr. Gardner brings over 25 years of experience in the telecommunications industry and has specific expertise in the areas of operations management, strategic development, finance, accounting and financial reporting. Most recently, Mr. Gardner served as President and Chief Executive Officer of Windstream Holdings, Inc. where he led the acquisition of nine entities since 2006 with a combined value of over $5 billion. He previously served as Executive Vice President and Chief Financial Officer of Alltel Corporation where he oversaw the Company’s financial operations and spent his early career at 360 Communications, holding various executive positions in the Company.

“Monitronics is a unique business, with a high quality subscriber base, a scalable operating platform, and significant opportunities to further grow the customer base and financial profile,” said Gardner. “I look forward to working with its outstanding leadership team to ensure that we continue to build a business that offers shareholders long-term, attractive equity returns.”

Mr. Gardner currently serves on the Board of Directors for CalAmp Corporation and the Qorvo Corporation, where he is also Chairman of the audit committee. From 2006 through February 1, 2015, he also served on the Board of Directors for Windstream Corporation. From 2012-2013, he served as Chairman of the United States Telecom Association. Mr. Gardner received a Bachelor’s degree in finance and accounting from Purdue University and holds an MBA from the College of William & Mary.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, Monitronics International Inc., and through Monitronics, LiveWatch Security, LLC. Ascent also retains ownership of certain commercial real estate assets. Monitronics, headquartered in Dallas, TX, is the nation's second largest home security alarm monitoring company, providing security alarm monitoring services to more than one million residential and commercial customers in the United States, Canada and Puerto Rico through its network of nationwide, independent Authorized Dealers. LiveWatch Security, LLC ®, is a Do-It-Yourself (“DIY”) home security firm, offering professionally monitored security services through a direct-to-consumer sales channel. For more information on Ascent, see http://ascentcapitalgroupinc.com/.

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Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com